EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation 18400 Von Karman, Suite 1000 Irvine, CA 92612	Carrie Marrelli, VP, Investor Relations (949) 224-5745 Laura Oberhelman, Director, Media Relations

(949) 255-6716

NEW CENTURY FINANCIAL CORPORATION ANNOUNCES $50 MILLION PRIVATE PLACEMENT OF TRUST PREFERRED
SECURITIES

Irvine, Calif., September 13, 2006, New Century Financial Corporation (NYSE: NEW), a real estate investment trust (REIT) and one of the nation’s premier mortgage finance companies, today announced that the company has completed a $50 million private placement of trust preferred securities through its wholly-owned subsidiary, New Century Capital Trust I. The proceeds from the private placement will be used for general corporate purposes, including, without limitation, repurchases of the company’s common stock under its stock repurchase program and investments in the company’s on-balance sheet portfolio of mortgage assets.

The $50 million of trust preferred securities have an approximate 30-year term ending September 30, 2036. They bear interest at a fixed rate of 8.65% until September 30, 2011, whereupon the rate floats at three-month LIBOR plus 3.50% thereafter. The trust preferred securities can be redeemed in whole or in part by the company beginning September 30, 2011 without penalty.

The securities will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and will be sold in a private transaction under the Securities Act. Unless the securities are registered, they may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About New Century Financial Corporation

Founded in 1995 and headquartered in Irvine, California, New Century Financial Corporation is a real estate investment trust and one of the nation’s premier mortgage finance companies, providing mortgage products to borrowers nationwide through its operating subsidiaries, New Century Mortgage Corporation and Home123 Corporation. The company offers a broad range of mortgage products designed to meet the needs of all borrowers.  New Century is committed to serving the communities in which it operates with fair and responsible lending practices.  To find out more about New Century, please visit www.ncen.com.

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